Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between CompuMed, Inc., a California corporation (“CompuMed”), on the one hand, and Synthetica Ltd., a California corporation (“Synthetica”), on the other hand.  This Agreement is effective as of the date on which it has been signed by both parties.

ACCORDINGLY, on the basis of the representations, warranties, and covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1
NATURE OF RETENTION AND TERM

1.1

Nature of Retention.  CompuMed hereby retains Synthetica as a management consultant and for the provision of the services of Maurizio Vecchione (“Vecchione”) as Chief Executive Officer (“CEO”).  Synthetica hereby accepts such retention, on the terms and conditions set forth below.  Synthetica understands and agrees that Vecchione will provide the services of CEO and that there will be no substitution.  This Agreement will replace any prior agreement between the parties, including, without limitation, the prior consulting agreement dated June 30, 2006.

1.2

Term.  The term of this Agreement shall commence on the date of the execution of this Agreement by all parties and shall continue for a period of three months thereafter unless the parties renew this Agreement under Section 1.3 or terminate this Agreement under Article 5 (the “Term”).

1.3

Renewal.  At the end of the Term, this Agreement shall be automatically renewed for consecutive three-month renewal terms unless CompuMed or Synthetica provides written notice of non-renewal at least sixty days prior to the end of the initial Term or, if renewed for one or more three-month renewal periods (each a “Renewal Term”), unless CompuMed or Synthetica gives written notice of non-renewal not less than sixty days prior to the end of the then current Renewal Term.  Either party may decide, with or without cause or reason, whether to agree to a Renewal Term, and there is no expectation on the part of either CompuMed or Synthetica as to whether the Agreement will or will not be renewed.

ARTICLE 2

DUTIES OF VECCHIONE

2.1       Duties.  Vecchione shall undertake and perform all duties as CEO of CompuMed on a part-time basis.  Vecchione shall render such services and shall perform such duties and acts in connection with any aspect of CompuMed's business as CompuMed's Board of Directors (the "Board of Directors" or the "Board"), as constituted from time to time, reasonably may require.  Vecchione shall perform the services contemplated herein faithfully, diligently, to the best of Vecchione's ability, and in the best interests of CompuMed.  Vecchione shall at all times perform such services in compliance with (and, to the extent of his authority, shall ensure that CompuMed is in compliance with) any and all laws, rules, regulations, and policies applicable to CompuMed of which Vecchione is aware.  Vecchione shall, at all times during the Term or any Renewal Term, adhere to and obey any and all written internal rules and regulations governing the conduct of CompuMed's employees, as established or modified from time to time; provided, however, that, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2

Non-Exclusive Services.  The parties understand and agree that, during his retention by CompuMed, Vecchione may serve as a consultant, officer, chairman, director, or CEO of another entity or entities so long at such entity or entities are not engaged in activities which are directly competitive to CompuMed’s business.  CompuMed is aware that it is retaining the services of Vecchione on a non-exclusive basis and CompuMed does not object to or believe there is a conflict with Vecchione providing his services as an officer, chairman, director, or interim CEO to another entity or entities during the course of his retention with CompuMed so long at such entity or entities are not engaged in activities which are directly competitive to CompuMed’s business.

2.3

Other Obligations.  Vecchione acknowledges that CompuMed from time to time may have agreements with other persons that impose obligations or restrictions on CompuMed regarding inventions or creative works made during the course of CompuMed’s work under such agreements, or that relate to the confidential nature of such work.  Vecchione agrees to be bound by all such obligations and restrictions of which Vecchione is informed by CompuMed and to take all action necessary to discharge the obligations of CompuMed thereunder.

2.4

Reporting.  Vecchione shall prepare and deliver to the Board monthly status reports and shall prepare in conjunction with CompuMed’s CFO and outside auditors financial reports in accordance with CompuMed’s historical accounting policies and practices.  Vecchione will be responsible under Sarbanes-Oxley for signing certifications on CompuMed’s reporting under the 1934 Securities Act.  In addition, Vecchione shall participate with the Board in all Board meetings (expected approximately quarterly) and with the Executive Committee meetings (expected approximately monthly).

ARTICLE 3

OTHER OBLIGATIONS

3.1

Mutual Indemnification.  CompuMed shall indemnify Synthetica and Vecchione from and against any actions or claims against Synthetica and/or Vecchione which arise from Synthetica’s and/or Vecchione’s lawful performance of their duties under this Agreement.  Synthetica and Vecchione shall indemnify CompuMed from and against any actions or claims against CompuMed which arise from any intentional or grossly negligent misconduct by Synthetica or Vecchione.

3.2

Insurance.  CompuMed shall maintain Directors & Officers (“D&O”) Insurance while this Agreement is in effect.  The parties understand and agree that, during the course of this Agreement, CompuMed will use its best efforts to increase its D&O Insurance coverage to at least $5,000,000 total coverage.  Otherwise, Synthetica represents that it is familiar with CompuMed’s present D&O insurance policy and accepts and agrees to its terms.  The parties also understand and agree that, during the course of this Agreement, CompuMed will use its best efforts to obtain Employment Practices Liability Insurance to the extent that such coverage is not already in place.

3.3

CompuMed’s Warranties.  CompuMed believes, and on that basis represents and warrants, that it is current with all of its taxes, including, without limitation, payroll taxes and other payroll contributions, and that it is current with its payroll to its employees.  CompuMed further represents and warrants that it is not presently aware of any wrongdoing, fraud, errors or omissions, or pending or threatened litigation against CompuMed by any person or entity, or investigations of CompuMed by any governmental agency.

ARTICLE 4

COMPENSATION

4.1

Compensation.  As the total consideration for the services that Synthetica and Vecchione render under this Agreement, Synthetica will be paid $15,000.00 on the first day of each month while this Agreement is in effect, with the first payment due and payable upon full execution of the Agreement.  The payment shall cover services provided during the ensuing month.

4.2

Warrants.  CompuMed acknowledges and agrees that all warrants issued to Synthetica and/or Vecchione pursuant to any prior agreement between the parties are deemed to be fully vested and exercisable in consideration for the execution of this Agreement.  In addition, CompuMed awarded 170,000 warrants to Synthetica on May 17, 2007 at the then closing market price of $ .29 contingent upon the execution of this Agreement.  One third of the warrants will vest concurrent with the execution of this Agreement, one third of the warrants will vest one year from the execution of this Agreement, and one third of the warrants will vest two years from the execution of this Agreement.  The vesting shall continue during this three-year period regardless of whether CompuMed continues to retain the services of Synthetica and/or Vecchione, but if CompuMed terminates the Agreement for cause, then no further warrants will vest.  These warrants will expire 10 years after the date of execution of this Agreement (the “Exercise Period”), and Synthetica can exercise vested warrants at any time during the Exercise Period regardless of whether CompuMed continues to retain the services of Synthetica and/or Vecchione at that time.  These warrants may be transferred by Synthetica only to Synthetica’s prinicpals, to other entities named by Synthetica which are affiliated with Synthetica, or to other individuals or entities for legitimate estate planning purposes.  These warrants will have cashless exercise features and will contain piggy-back registration terms.  The parties will prepare and finalize a standard warrant agreement within 30 days of the execution of this Agreement.

4.3

Reimbursement for Expenses.  CompuMed shall reimburse Vecchione for any and all reasonable and documented actual business expenses that Vecchione incurs from time to time in the performance of his duties under this Agreement, provided that reimbursement shall be made in accordance with the policies and practices of CompuMed then in effect.  Reimbursement shall be paid promptly upon presentation of expense statements or vouchers and such other supporting information as CompuMed from time to time may reasonably require.

ARTICLE 5

TERMINATION AND EXPIRATION

5.1

Termination.  CompuMed shall have the right to terminate this Agreement with cause before the expiration of the Term or any Renewal Term, as provided below.  If CompuMed terminates the Agreement for cause or if the expiration of this Agreement’s three-month Term or any Renewal Term is reached, no additional compensation of any kind will be paid.  Following either termination or expiration of the Agreement, for whatever reason, Synthetica and Vecchione shall continue to be bound by Articles 6, 7, 8, and 9 of the Agreement.

5.2

Termination for Cause.  If CompuMed terminates the Agreement for cause, CompuMed shall pay to Synthetica any compensation due under Article 4 of this Agreement, prorated through the date of termination.  Synthetica will not be eligible to receive any further compensation for any period after termination for cause.  For the purposes of this Agreement, termination for "cause" shall mean termination based on CompuMed’s good faith belief in the existence of:

(a)

Synthetica’s and/or Vecchione’s failure or refusal (whether intentional, reckless, or negligent) to perform their duties under the Agreement, provided, however, that no termination shall occur on that basis unless CompuMed first provides Synthetica and/or Vecchione with written notice to cure.  The notice to cure shall specify the acts or omissions that allegedly constitute Synthetica’s and/or Vecchione’s failure or refusal to perform their duties, and Synthetica and Vecchione shall have a reasonable opportunity (not to exceed 20 days after the date of notice to cure) to correct the failure or refusal to perform their duties.  If Synthetica and/or Vecchione do not correct their failure or refusal to perform their duties within that period, termination shall be effective as of the date of written notice to cure;

(b)

Synthetica’s and/or Vecchione’s breach of their fiduciary duties to CompuMed;

(c)

Synthetica’s and/or Vecchione’s commission of an act which, if prosecuted, would constitute a felony, or the commission or conviction of any crime or act of dishonesty, moral turpitude, or fraud;

(d)

Vecchione’s death or his disability, in accordance with applicable state and federal law;

(e)

Vecchione’s absence from his job for reasons other than illness or incapacity for a period in excess of any applicable vacation and other personal time (as determined by CompuMed’s lawful policies and this Agreement) without the consent of CompuMed;

(f)

Vecchione’s possession or use of alcohol or of illegal drugs on CompuMed’s premises, on work time, or at a work-related function; or

(g)

conduct by Vecchione that could harm CompuMed’s reputation or goodwill or that otherwise could undermine the best interests of CompuMed or of its officers, directors, Board, or related individuals or entities.

5.3

Termination Date.  The effective date of the termination, in the event of a termination with cause, shall be the date of receipt of notice of such termination.

ARTICLE 6

WAIVER OF PRIOR AGREEMENTS

6.1

Except as set forth in this Agreement, Synthetica and Vecchione waive any and all retention, employment, remuneration, bonus, or severance rights, if any, with respect to CompuMed, including any rights arising under any prior consulting agreement or under any other express, implied, written, or oral agreement between Synthetica and/or Vecchione, on the one hand, and CompuMed, on the other hand.

ARTICLE 7
CONFIDENTIALITY AND NON-SOLICITATION

7.1

Nondisclosure.  Synthetica and Vecchione acknowledge that in the course of their retention with CompuMed, Vecchione will have access to confidential information.  Confidential information includes, but is not limited to, information about either CompuMed's clients, the terms and conditions under which CompuMed or its affiliates deals with clients, pricing information for the purchase or sale of assets, customer lists, research materials, manuals, computer programs, formulas for analyzing asset portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of CompuMed, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by CompuMed or its affiliates as confidential or that Vecchione knows or should know is confidential, information provided by third parties that CompuMed or its affiliates are obligated to keep confidential, and all other proprietary information of CompuMed or its affiliates.  Synthetica and Vecchione acknowledge that all confidential information is and shall continue to be the exclusive property of CompuMed or its affiliates, whether or not prepared in whole or in part by Vecchione and whether or not disclosed to or entrusted to Vecchione in connection with retention by CompuMed.  Vecchione agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of CompuMed.  Vecchione agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Vecchione for CompuMed.  Vecchione agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by CompuMed to ensure maintenance of the confidentiality of the confidential information.

7.2

Exclusions.  Section 7.1 shall not apply to the following information:  (a) information now and hereafter voluntarily disseminated by CompuMed to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Vecchione as documented by written records which predate Vecchione's retention by CompuMed; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by Vecchione after the termination of the agreement.

7.3

Subpoenas; Cooperation in Defense of CompuMed.  If Synthetica and/or Vecchione, during the term of the Agreement or thereafter, are served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information or if Synthetica and/or Vecchione are otherwise required by law or regulation to disclose confidential information, Synthetica and Vecchione will immediately, before making any such production or disclosure, notify CompuMed and provide it with such information as may be necessary for CompuMed to take such action as CompuMed deems necessary to protect its interests.  Synthetica and Vecchione agree to cooperate reasonably with CompuMed, whether during employment or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which CompuMed is or may become a party, whether now pending or hereafter brought, in which Vecchione has knowledge of relevant facts or issues.

7.4

Confidential Proprietary and Trade Secret Information of Others.  Vecchione represents that he has disclosed to CompuMed any agreement to which he is or has been a party regarding the confidential information of others and he understands that his retention by CompuMed will not require him to breach any such agreement.  Vecchione will not disclose such confidential information to CompuMed nor induce CompuMed to use any trade secret or proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

7.5

No Unfair Competition.  Synthetica and Vecchione hereby acknowledge that the sale or unauthorized use or disclosure of any of CompuMed's Confidential Information obtained by them by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition.  Synthetica and Vecchione shall not engage in any unfair competition with CompuMed or its affiliates either during the Term or at any time thereafter.

7.6

Non-Solicitation of Employees.  Synthetica and Vecchione shall not during the period commencing on the date of this Agreement and continuing for a period of one year after the termination or expiration of the Agreement, use Confidential Information to directly or indirectly, whether alone or with any other person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise, solicit or induce, or in any manner assist in the solicitation or inducement of, any person employed by CompuMed in any capacity (including, without limitation, as an officer, director, employee, consultant, or independent contractor) to leave such employment, whether or not such employment is pursuant to a contract with CompuMed, and whether or not such employment is at will.  The hiring of any such person within one year following the termination of such person’s relationship with CompuMed shall be rebuttably presumed to be the result of solicitation or inducement in violation of this covenant.

7.7

Non-Solicitation of Customers.  Synthetica and Vecchione shall not during the period commencing on the date of this Agreement and continuing for a period of two years after the termination or expiration of the Agreement, use Confidential Information to directly or indirectly, whether alone or with any other person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise: (a) solicit for business any customers of CompuMed, (b) encourage any such customers to stop using the facilities or services of CompuMed, or (c) encourage any such customers to use the facilities or services of any competitor of CompuMed.

ARTICLE 8
COMPUMED'S OWNERSHIP IN SYNTHETICA’S AND VECCHIONE’S WORK

8.1

CompuMed's Ownership.  Synthetica and Vecchione agree that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Synthetica’s and Vecchione's retention with CompuMed, either alone or jointly with others, if on CompuMed's time, using CompuMed's equipment, supplies, facilities, or trade secret information or relating to CompuMed shall be owned exclusively by CompuMed, and Synthetica and Vecchione hereby assign to CompuMed all of their rights, title, and interests in all such intellectual property.  Synthetica and Vecchione agrees that CompuMed shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that CompuMed reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that CompuMed may reasonably request.  This provision is intended to apply only to the extent permitted by applicable law.

8.2

Ownership of Copyrights.  Synthetica and Vecchione agree that all original works of authorship not otherwise within the scope of Section 8.1 that are conceived or developed during Vecchione's retention with CompuMed, either alone or jointly with others, if on CompuMed's time, using CompuMed's facilities, or relating to CompuMed shall be owned exclusively by CompuMed, and Synthetica and Vecchione hereby assign to CompuMed all of their rights, title, and interests in all such original works of authorship.  Synthetica and Vecchione agree that CompuMed shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that CompuMed reasonably determines to be necessary or convenient for establishing in CompuMed's name the copyright to any such original works of authorship.  Synthetica and Vecchione shall claim no interest in any inventions, copyrighted material, patents, or patent applications unless Synthetica and/or Vecchione demonstrate that any such invention, copyrighted material, patent, or patent application was developed before he began any retention with CompuMed.  This provision is intended to apply only to the extent permitted by applicable law.

8.3

Ownership of Records.  Any written record that Synthetica or Vecchione may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship made by Synthetica or Vecchione, alone or jointly with others, in the course of Synthetica’s or Vecchione's retention with CompuMed shall remain the property of CompuMed.  Synthetica and Vecchione shall furnish CompuMed any and all such records immediately upon request.

8.4

Ventures.  If Synthetica and/or Vecchione, during their retention with CompuMed, are engaged in or associated with the planning or implementation of any project, program, or venture involving CompuMed and any third parties, all rights in the project, program, or venture shall belong to CompuMed, and Synthetica and Vecchione shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than any compensation to be paid to Synthetica and/or Vecchione as provided in this Agreement.

8.5

Return of CompuMed's Property and Materials.  Upon the termination or expiration of this Agreement, or at any time upon CompuMed’s request, Synthetica and Vecchione shall promptly deliver to CompuMed (a) all Confidential Information, including studies, test results, technical data, CompuMed forms, financial data and reports and other documents or data (including data in computer-readable form) supplied to or created by them in connection with their retention by CompuMed, including all copies of the foregoing, in their possession or control, (b) all software, computers, modems, diskettes, instruments, tools, devices, equipment, audio or video tapes, drawings, papers, notes and other materials, and any copies thereof (including those contained in magnetic media or other forms of computer storage), in Synthetica’s or Vecchione’s possession or control that relate in any way to CompuMed’s business or Synthetica’s or Vecchione’s retention by CompuMed, and (c) all other property relating to the retention of Synthetica and Vecchione, including, without limitation, company credit cards, telephone cards, cellular telephone, office keys, desk keys, car keys, and security passes.

ARTICLE 9

ARBITRATION

9.1

In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc. (“ADR”) following written request by any party hereto.  Such arbitrators shall be a former or retired judge or justice of any California state or federal court with experience in complex litigation matters involving commercial transactions.  If the parties hereto after notification of the other party (ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Los Angeles County, California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Los Angeles County Superior Court which shall be effective until a final decision is rendered by the Arbitrator.

ARTICLE 10
GENERAL PROVISIONS

10.1

Severable Provisions.  The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

10.2

Signing Authority.  Synthetica represents and warrants that Vecchione has the full right and authority to enter into this Agreement on its behalf and that the consent of no other person is required to effectuate this Agreement.

10.3

Successors and Assigns.  CompuMed may assign its rights and delegate its duties under this Agreement.  Synthetica may assign their rights under this Agreement only with CompuMed's prior written consent.  Synthetica may not delegate its duties.

10.4

Governing Law.  Regardless of the choice of laws provisions of California or of any other jurisdiction, California law shall in all respects govern the validity, construction, and interpretation of this Agreement.

10.5

Headings.  Section and subsection headings do not constitute part of this Agreement.  They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

10.6

Integration.  This Agreement, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement.  With this Agreement the parties rescind any previous employment agreements or arrangements between themselves.  Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in a writing signed by both parties.  The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

10.7

Notice.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and the appropriate answerback or telephonic confirmation is received:

If to CompuMed:

CompuMed, Inc.

577 West Century Blvd., Suite 1285

Los Angeles, California

Attn: Chairman
Telephone: (310) 258-5000
Facsimile: (310) 645-5880

If to Synthetica:

Synthetica Ltd.

c/o Maurizio Vecchione

15332 Antioch St. No. 303

Pacific Palisades, CA. 90272

Telephone: (310) 266-0090

Facsimile: (310) 388-0414

In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

EACH PARTY ACKNOWLEDGES that it has had an opportunity to negotiate, carefully consider, and receive advice on the terms of this Agreement before signing it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the later date and year set forth below.

CompuMed, Inc.
Date: June 7, 2007	By:	/s/ Robert Stuckelman
	Name:	Robert Stuckelman
	Title:	Chairman of the Board

Synthetica Ltd.
Date: June 7, 2007	By:	/s/ Maurizio Vecchione
	Name:	Maurizio Vecchione
	Title:	Chairman of the Board